Exhibit 24.2
                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


Pharmaceutical Formulations, Inc.
Edison, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated August 26, 1996, relating to the consolidated financial statements and schedule of Pharmaceutical Formulations, Inc. and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 1996 as amended by Forms 10-K/A, amendments numbers 1, 2 3 and 4.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP
BDO Seidman, LLP

Woodbridge, New Jersey

May 6, 1997